Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--January 8, 2009--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable January 28, 2009 to stockholders of record on January 16, 2009.

Golden Enterprises, Inc.’s basic and diluted income per share for the thirteen weeks ended November 28, 2008 was $.06 compared to $.02 for the thirteen weeks ended November 30, 2007. Net sales for the quarter were $29,155,330, up 6% or $1,650,571 compared to the same period last year. In addition to increasing operating income by 16% during the second quarter of 2009, the Company gained $782,712 from the sale of surplus warehouse properties at Marietta, Georgia and Nashville, Tennessee.

For the twenty-six weeks ended November 28, 2008, total net sales were $59,006,018, up 6% compared to $55,898,987 last year. The basic and diluted income per share was $.09 compared to $.09 last year. Earnings for the twenty-six weeks ended continued to be pressured by raw material costs and higher than anticipated energy costs. The Company successfully implemented product price increases during the twenty-six weeks ended November 28, 2008, while maintaining a strong increase in net sales.

The Company moves into 2009 with optimism as energy costs decline and price increases help offset higher raw material costs. Golden Flake should continue to show growth in net sales as consumers seek out those comfort foods that the entire family can enjoy as they deal with economic uncertainty.

The following is a summary of net sales and income information for the thirteen weeks and twenty-six weeks ended November 28, 2008 and November 30, 2007.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 28,	November 30,	November 28,	November 30,
	2008	2007	2008	2007
Net sales	$29,155,330	$27,504,759	$59,006,018	$55,898,987

Income before income taxes	1,125,764	343,540	1,706,587	1,678,577
Income taxes	427,646	148,215	654,003	640,879
Net income	$698,118	$195,325	$1,052,584	$1,037,698

Basic and diluted income per share	$0.06	$0.02	$0.09	$0.09

Basic weighted shares outstanding	11,757,956	11,825,742	11,770,671	11,830,515

Diluted weighted shares outstanding	11,757,956	11,825,742	11,770,671	11,830,515

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132